Exhibit 5.1

                        SILVERMAN SCLAR SHIN & BYRNE PLLC
                        381 Park Avenue South, Suite 1601
                            New York, New York 10016
                              Tel. No. 212-779-8600
                        Telecopy Number - (212) 779-8858

                                                    March 18, 2004

Board of Directors
Hemispherx Biopharma, Inc.
1617 JFK Boulevard
Philadelphia, PA 19103

Re:   Hemispherx Biopharma, Inc. - Registration Statement on Form S-1

Gentlemen:

We have acted as counsel for Hemispherx Biopharma, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of the following shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"): (i) 1,581,028 shares (the "Debenture Shares") issuable upon conversion of the Company's 6% Senior Secured Convertible Debentures due January 2006 (the "Debentures") based upon the conversion price of the Debentures as of the date hereof, (ii) 790,514 shares (the "Warrant Shares") issuable upon exercise of certain outstanding warrants of the Company issued on January 26, 2004 to the Debenture holders (the "Warrants"), (iii) 101,636 shares (the "Interest Shares") issuable as payment of interest on the Debentures, (iv) 775,194 shares (the "Additional Investment Right Debenture Shares") issuable upon conversion of Debentures (which Debentures are issuable upon exercise of Additional Investment Rights issued to the Debenture holders) based upon the conversion price of the Debentures as of the date hereof, (v) 38,776 shares (the "AIR Debenture Interest Shares") issuable as payment of interest on the Additional Investment Right Debenture, (vi) 1,150,502 shares (the "Antidilution Shares") issuable upon conversion of the Debentures or exercise of the Warrants as a result of adjustments to the conversion price of the Debentures or the exercise price of the Warrants, as the case may be, in accordance with the respective terms thereof, (vii) 158,103 shares of common stock issued to the debenture holders on January 26, 2004, (viii) 310,160 shares issuable upon exercise of certain outstanding warrants of the Company held by Cardinal Securities LLC, Christopher Chipman, Bridge Ventures and Saggi Capital (the "Other Warrant Shares") and (ix) 17,073 shares owned in the aggregate by Peter
W. Adolph, Marc E. Komorsky, Business Asia Consultants Inc. and Fried Epstein and Rettig, LLP. (the "Other Shares"). The Debenture Shares, Warrant Shares, AIR Debenture Interest Shares, Additional Investment Right Debenture Shares, Other Warrant Shares, Other Shares, Interest Shares and Antidilution Shares are to be offered and sold by certain securityholders of the Company (the "Selling Stockholders").

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that (i) the Debenture Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when issued by the Company upon conversion of the Debentures in accordance with the Debentures, will be legally issued, fully paid and nonassessable, (ii) the Warrant Shares and Other Warrant Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when issued by the Company upon exercise of the Warrants and Other Warrants in accordance with the Warrants and Other Warrants, will be legally issued, fully paid and nonassessable, (iii) the Interest Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when issued by the Company as payment of interest on the Debentures in accordance with the Debenture, will be legally issued, fully paid and nonassessable, (iv) the Other Shares to be offered and sold by the Selling Stockholders have been duly authorized, legally issued, fully paid and nonassessable, and (v) the Antidilution Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when issued by the Company upon conversion of the Debentures in accordance with the Debenture or upon exercise of the Warrants in accordance with the Warrants, as the case may be, will be legally issued, fully paid and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                        Very truly yours,

                                        /s/ Silverman Sclar Shin & Byrne PLLC
                                        ----------------------------------------
                                        Silverman Sclar Shin & Byrne PLLC